Filed Pursuant to Rule 433

Registration No. 333-224523

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES N

C$425,000,000

FLOATING RATE SENIOR NOTES, DUE SEPTEMBER 2027

FINAL TERM SHEET

Dated June 8, 2021

Relating to Preliminary Pricing Supplement dated June 8, 2021 (the “Preliminary Pricing Supplement”)

Issuer:	Bank of America Corporation (the “Issuer”)

Ratings of this Series:	A2 (Moody’s)/A- (S&P)/AA- (Fitch)

Title of the Series:	Floating Rate Senior Notes, due September 2027 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	C$425,000,000

Issue Price:	100%

Selling Agents’ Commission:	0.35%

Net Proceeds to Issuer:	C$423,512,500

Trade Date:	June 8, 2021

Settlement Date:	June 15, 2021 (T+5)

Maturity Date:	September 15, 2027

Ranking:	Senior

Form and Denominations:	Book-entry only through participants in CDS (global certificate). Minimum denominations of C$2,000 with integral multiples of C$1,000 thereafter.

Interest Rate:	Base Rate plus 60 basis points, payable quarterly in arrears from, and including, the Settlement Date to, but excluding, the Maturity Date.

Base Rate:	Three-month CDOR (Reuters Screen CDOR Page), as defined, and subject to the terms and provisions set forth in the Preliminary Pricing Supplement.

Interest Periods:	Quarterly

Interest Payment Dates:	The 15th of each March, June, September, and December, beginning September 15, 2021 and ending on the Maturity Date or, if we elect to redeem the notes prior to the Maturity Date, ending on the redemption date, subject to adjustment in accordance with the modified following business day convention (adjusted).

Interest Reset Dates:	Each Interest Payment Date (other than the Maturity Date).

Day Count Convention:	Actual/365 (Fixed), which is the actual number of days in the relevant period divided by 365.

Business Days:	New York, Charlotte and Toronto.

Sales Restrictions:	Available for sale in Canada to accredited investors. Available for sale in the U.S. as the Notes will be registered with the SEC. Resales in Canada will be subject to resale restrictions.

Joint Bookrunners:	Merrill Lynch Canada Inc. BMO Nesbitt Burns Inc. CIBC World Markets Inc. RBC Dominion Securities Inc. Scotia Capital Inc. TD Securities Inc.

Listing:	None

Paying Agent:	BNY Trust Company of Canada

Clearing and Settlement:	CDS

CUSIP:	060505FY5

ISIN:	CA060505FY50

Concurrent Offering:	C$1,000,000,000 1.978% Fixed/Floating Rate Senior Notes, due September 2027

Payment of Additional Amounts:	Applicable

Redemption for Tax Reasons:	Applicable

Optional Redemption:

The Issuer may redeem the Notes at its option, (a) in whole, but not in part, on September 15, 2026, or (b) in whole at any time or in part from time to time, on or after August 13, 2027 and prior to the Maturity Date, in each case upon at least 5 business days’, but not more than 60 calendar days’, prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to but excluding, the redemption date.

Notwithstanding the foregoing, any interest on the Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of such Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the Notes are to be redeemed, for so long as such notes are in book-entry only form, such Notes to be redeemed will be selected in accordance with the procedures of CDS.

Calculation Agent:	Merrill Lynch Canada Inc.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Preliminary Pricing Supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the Preliminary Pricing Supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch Canada Inc. toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@bofa.com.

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